THIRD AMENDMENT

TO THE DOMESTIC CUSTODY AGREEMENT

This Third Amendment, dated effective as of September 25, 2014 (“Amendment”), is between JPMORGAN CHASE BANK, N.A. (successor to The Chase Manhattan Bank) and NORTHWESTERN MUTUAL SERIES FUND, INC., a company registered under the Investment Company Act of 1940, as amended, with a place of business at Milwaukee, Wisconsin. Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to such terms in the Agreement as defined below.

WHEREAS the parties have entered into certain Domestic Custody Agreement, dated June 29, 2001, as amended June 11, 2010 (the “Agreement”), and

WHEREAS the parties wish to further amend the Agreement as provided herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	Amendment of the Agreement

Upon execution of this Amendment by both parties, the Agreement shall be and hereby is amended by deleting Schedule I thereto and replacing it with the Schedule I attached to this Amendment.

2.	Effect of Amendment

Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.	Miscellaneous

a) Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.

b) Amendments. No amendment, modification or waiver in respect of this Amendment will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties.

c) Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original. All signatures need not be on one counterpart.

d) Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

e) Governing Law. This Amendment will be governed by and construed in accordance with the law of the State of New York (without reference to choice of law doctrine).

IN WITNESS WHEREOF, the parties have executed this Amendment on the respective dates specified below with effect from the date first specified on the first page of this Amendment.

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ Karen A. Molloy

Name:	Karen A. Molloy

Title:	Authorized Representative

Date:	09/12/2014

JPMORGAN CHASE BANK, N.A.

By:	/s/ Brian Eckert

Name:	Brian Eckert

Title:	Vice President

Date:	09/25/2014

Schedule 1

Growth Stock Portfolio

Focused Appreciation Portfolio

Large Cap Core Stock Portfolio

Large Cap Blend Portfolio

Index 500 Stock Portfolio

Large Company Value Portfolio

Domestic Equity Portfolio

Equity Income Portfolio

Mid Cap Growth Stock Portfolio

Index 400 Stock Portfolio

Mid Cap Value Portfolio

Small Cap Growth Stock Portfolio

Index 600 Stock Portfolio

Small Cap Value Portfolio

Money Market Portfolio

Short-Term Bond Portfolio

Select Bond Portfolio

Long-Term U.S. Government Bond Portfolio

Inflation Protection Portfolio

High Yield Bond Portfolio

Balanced Portfolio

Asset Allocation Portfolio